UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	September 2, 2010

Wells Real Estate Fund IX, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-22039	58-2126622
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 2, 2010, The Fund IX, Fund X, Fund XI and REIT Joint Venture (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund IX, L.P. (the "Registrant"), Wells Real Estate Fund X, L.P., Wells Real Estate Fund XI, L.P., and Piedmont Operating Partnership, LP, executed an agreement to lease 82% of an office building containing approximately 52,000 square feet located in Broomfield, Colorado (the "360 Interlocken Building") to AVNET, Inc. ("AVNET"), an unrelated third party, for 120 months. The Registrant owns an equity interest of approximately 39.03% in the Joint Venture which owns 100% of the 360 Interlocken Building.

The commencement date of the aforementioned agreement is the earlier of the date on which (i) the tenant improvements are substantially complete or would have been complete without tenant delay days, or (ii) AVNET accepts possession and occupies the space. Based on an estimated commencement date of November 24, 2010, following a ten-month base rental abatement period, annual base rent of $9.00 per square foot shall be payable through November 30, 2011. Effective December 1, 2011, annual base rent of $13.50 per square foot shall be payable and is scheduled to increase by $0.50 per square foot annually beginning on December 1, 2012. In addition to monthly base rent, AVNET is also required to reimburse the Registrant for its pro rata share of all operating expenses and real estate taxes for the 360 Interlocken Building. AVNET is entitled to a landlord-funded tenant allowance of approximately $1,783,000. The tenant allowance may be used for various improvements to the property as well as furniture, fixtures and equipment. The amount allocated to furniture, fixtures and equipment may not exceed 20% of the total tenant allowance. This agreement allows the tenant to terminate the lease effective as of the last day of the 94th month of the lease by providing at least 12 months written notice and funding a payment to the landlord equal to the unamortized tenant improvements and leasing commissions plus five months of base rent, real estate taxes, and operating expenses. AVNET has the right to extend the lease term for two additional five-year periods at 95% of the then fair market rental rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IX, L.P. (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: September 8, 2010